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EXHIBIT 10.1

Letter of Intent between Liska Biometry, Inc. and Digital Card Systems, Inc.


Mr. Charles Benz
Chairman
Digital Card Systems, Inc.
6 Strawberry Hill Road
Action, MA 01720

                                LETTER OF INTENT

Dear Charles:

      This letter summarizes the principal terms of a proposed merger (the "Merger") between Liska Biometry, Inc., a Florida corporation ("Liska"), and Digital Card Systems, Inc., a Delaware corporation, and its subsidiaries and affiliates (collectively "DCS"), together referred to as the parties ("Parties").

Merger. DCS and Liska hereby acknowledge their intention to consolidate, combine and otherwise merge their respective companies as quickly as reasonably possible, leaving Liska as the surviving entity. The parties also agree to merge in a stock exchange or such other method which provides the most tax efficient application for their respective shareholders. Accordingly, the parties have agreed to merge upon achievement of the following conditions precedent:

      (a) The Boards of Directors of each such company shall approve each and all transactions as required by law and by their respective articles of incorporation, bylaws, and other corporate documentation.

                  (b) DCS shall arrange to acquire one or more synergistic
            operating businesses ("Acquisition(s)") with revenues which, when combined with DCS revenues, shall aggregate to at least US$ 8 million in operating revenues.

                  (c) Liska shall, with DCS's cooperation, obtain audited
            financial statements of DCS in detail and for periods reasonably satisfactory to Liska.

                  (d) Liska shall obtain a "fairness" opinion as to the
            transaction in form and substance reasonably satisfactory to Liska.

                  (e) Liska, in cooperation with DCS, shall obtain at least $5 million in financing to be used for Acquisition(s) and working capital. The Parties shall use their best efforts to structure equity-based financing.

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                  (f) The parties will enter into a Definitive Agreement of
            Merger ("Agreement") not later than December 31, 2005, or upon such date as the parties my otherwise mutually agree.

                  (g) The parties will have secured approval of the merger by their respective shareholders.

                  (h) The merger shall have been declared effective by the
            Securities And Exchange Commission and such other regulatory agencies as may be required by law.

                  (i) Such other conditions as are customary for such
            transactions.

         2. Stock Transfer. Upon the effective date of the merger, DCS shareholders shall receive 25 million shares of Liska common stock. As of September 30, 2005, existing Liska shareholders held 26,291,263 shares, less 760,000 that the board of directors has voted to cancel, of common stock. It is the intention of the Parties that existing Liska shareholders and DCS shareholders shall be equally diluted by any Acquisition(s) and/or the financing set forth in paragraph 1(d) above, and/or any other equity issuances occurring in the ordinary course of Liska operating its business, or raising capital, prior to the merger.

         3. Titles & Positions; Board of Directors Following the effective date of the merger:

                  (a) Charles Benz shall become the Co-Chairman and Chief Executive Officer and Chris LeClerc shall become the President of Liska, each with all rights and responsibilities and salary appurtenant to such position, including the holding of a seat on the Board of Directors of Liska. Each of the titles and positions shall be further spelled out in definitive acquisition documents.

                  (b) Each of Liska and DCS shall be entitled to nominate two persons to the Board of Directors, and the Board as then constituted shall then nominate a fifth person to complete a five person Board of Directors.

                  (c) Liska shall be entitled to nominate its person to become CFO, and DCS shall be entitled to nominate its person to become CTO of Liska.

         4. Listing on National Exchange or Market. It is the intention of the parties that the Board of Directors of the merged entity shall, as promptly as possible following the effective date of Merger, have the Company listed on a national market or exchange, as the Board shall determine.

         5. Confidentiality; Access to Information. Each of companies identified herein, and each of their directors, officers and employees shall hold confidential the terms and conditions of this letter and the Agreement. From and after the date of the execution of this letter, to and including the time at which negotiations are terminated, each of the parties, acknowledging the prior execution of a mutual Non-Disclosure Agreement, will be given reasonable access to all

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books, records, facilities, contractual agreements and commitments, and all other documents that would have a bearing on the financing and operations of Liska and DCS, in order for each of the parties to conduct an appropriate due diligence investigation.

         6. Standstill; Consideration; Use For a period extending until June 30, 2006, or such earlier date if the parties terminate negotiations, DCS, shall not, directly or indirectly, initiate, entertain, encourage or discuss with any third party any transaction, in single or multiple steps, which would undermine, confuse, interfere with or otherwise work against the transaction described in this letter of intent. As consideration for this Standstill and as an evidence of its good faith commitment to complete the transactions contemplated in this letter of intent, Liska agrees to deliver to DCS, within five (5) business days following execution of this Letter of Intent, by bank check or other acceptable transfer means, a good faith money deposit of one hundred thousand dollars ($100,000) ("Good Faith Deposit"). DSC shall return the Good Faith Deposit to Liska if: (a) Liska shall, with Cause, decline to proceed with the transactions described in this Letter of Intent; or, (b) DCS shall, without Cause, decline to proceed with the transactions contemplated by this Letter of Intent. For the purpose of proper due diligence cause shall be defined as a blatant misrepresentation of material facts. DCS agrees to use the capital toward professional fees and working capital in conjunction with the proposed merger.

         7. Non-Binding and Binding Provisions; Controlling Law: With the exception of paragraphs 5 and 6 above, the terms of this letter of intent are NON-BINDING and for discussion purposes only. With the exception of paragraphs 5 and 6, NO legally binding obligations on the parties will be created, implied or inferred until the Agreement is executed regarding the subject matter of this letter, and containing all other essential terms of an agreed upon transaction and delivered by all parties. Any dispute arising between the parties in connection with paragraphs 5 and/or 6 of this letter of intent shall be resolved pursuant to, construed under the laws of, and resolved in the courts of the State of New Hampshire, without regard to jurisdictional issues.

         If the terms of this proposed Merger are satisfactory, please indicate by signing the Letter of Intent and faxing a copy to Liska no later than November 25, 2005, as time is of the essence in closing the transactions contemplated herein.

LISKA BIOMETRY, INC.

By:___________________________________
     Chris LeClerc
     Chief Executive Officer

Acknowledged and agreed to:
DIGITAL CARD SYSTEMS, INC.

By:___________________________________
       Charles Benz
       Chairman